September 12, 2006

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.,

Washington DC 20549

Re: Enterra Systems Inc, SB-2/A No. 2 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2/A No. 2 Registration Statement dated September 12, 2006, of the following:

•

Our report to the Stockholders and Board of Directors of Enterra Systems Inc. dated August 31, 2006 on the financial statements of the Company as at October 31, 2005 and 2004, the related statements of operations, stockholders’ deficit and cash flows for each of the years ended October 31, 2005, 2004 and 2003.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

“Dale Matheson Carr-Hilton LaBonte”

Dale Matheson Carr-Hilton LaBonte

Chartered Accountants

Vancouver, British Columbia